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                                                    For Additional Information,
                                                    Contact Robert O. Bratton
                                                    (704) 721-4473 or
                                                    David E. Keul
                                                    (704) 721-4482

FOR IMMEDIATE RELEASE


                      FIRST CHARTER CORPORATION ANNOUNCES
                           STOCK REPURCHASE PLAN AND
                            SECOND QUARTER DIVIDEND

Concord, North Carolina, April 27, 1999 -- First Charter Corporation (NASDAQ:
FCTR) reported today that the Corporation's Board of Directors has authorized a stock repurchase plan to acquire up to 1 million shares, or approximately 5.4%, of the Corporation's common stock. The shares will be purchased from time to time at the Corporation's discretion based on market conditions. Repurchased shares will be retired. The purchases of shares will be effected in the open market or through privately negotiated transactions and will be made in compliance with all applicable regulatory guidelines. The repurchase program may be discontinued at any time.

"Our Board believes that First Charter Corporation stock is an attractive investment with potential for continued long-term growth," commented Lawrence
M. Kimbrough, President and Chief Executive Officer. "This repurchase program is consistent with our determination to build maximum value for our shareholders."

Second Quarter Dividend -- In addition, at its April 21, 1999 meeting, the Corporation's Board of Directors declared a $0.17 per share dividend for the second quarter. The dividend will be payable on July 15, 1999 to shareholders of record as of June 18, 1999.

First Charter is a regional financial services company with assets of $1.9 billion. The bank operates 33 branch offices and 65 ATMs located in six counties throughout the greater Charlotte metropolitan region of North Carolina. In December 1998, ground was broken for the First Charter Center, a $35 million customer support and technology facility in the University Research Park, which the bank will occupy in the summer of 2000. First Charter provides businesses and individuals with a broad range of financial services, including banking, comprehensive financial planning, funds management, investments, insurance, mortgages and administration of a full array of employee benefit programs.

Common stock for First Charter Corporation is traded under the symbol "FCTR" on the NASDAQ National Market.